UNITED STATES

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PARKS! AMERICA, INC.

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On April 11, 2024, Parks! America, Inc. (the “Company”) issued the below press release:

Parks! America Responds to FC Open Letter

of April 2, 2024

PINE MOUNTAIN, Georgia, April 11, 2024 – This is the response of Parks! America, Inc. (OTCPink: PRKA) (“Parks! America” or the “Company”) to the press release published by Focused Compounding, LLC (“FC”) in their open letter dated April 2, 2024.

Dear Parks! America Shareholders,

We would like to provide you and the larger market with a clear and fact-based response to the absurd narrative recently shared by Focused Compounding, LLC as part of their bid to take control of the Company.

FC has never informed you, our shareholders, or the investing public, who will run Parks! America if they succeed in gaining control of the board. They have proposed a group of nominees who have no experience or qualifications to run the Company. Andrew Kuhn has stated that he would be the President of the Company and would work for free. We do not take any of these statements seriously. They do not even want Andrew Kuhn pretending to run this Company. They know that they have to employ real management. So, who would run Parks! America if they win? You are entitled to know the answer before voting at the Annual Meeting.

The experience and expertise of our senior management and Board of the Company is a matter of public record. Their credentials are spelled out in the Company’s public filings with the SEC. We do not see a shred of experience or industry knowledge in the group proposed by FC.

What is your game plan, FC?

Roughly 34% of the Company’s stock is held by current members of the Board. We have a lot of skin in this Company. We want to know what you plan to do with our investment!

We are very concerned that FC, having bought most of its shares directly from Dale Van Voorhis, plans to bring him back as a manager or in a senior advisory role. We are also concerned that one or more persons that we terminated for very good reasons will be brought back by FC.

If that is not their game plan, why are they being so cute?

Almost every criticism FC has leveled at Parks! America can be traced back to Mr. Van Voorhis. Yes, the Board bears some responsibility, and we acknowledge that. But the issues that FC has raised were being dealt with by the Board and some did not surface until Mr. Van Voorhis was no longer the President and CEO. These issues include:

●	A myriad of poor decisions in the name of “saving money” which had harmful consequences such as under-insurance of our Georgia park which was hit directly by a tornado in late March 2023;

●	Poor human resource management decisions which made hiring extremely difficult, undermined staff morale and led to lawsuits, including one that names Mr. Van Voorhis personally, as well as the Company;

●	Poor decisions relative to “maintenance capital” (again in the name of saving money) which allowed the Company’s properties to slip into disrepair, while at the same time spending on ill-advised and poorly planned programs such as the “Holiday Lights” event at the Missouri park and the abandoned Giraffe exhibit in Georgia;

●	The absence of shareholder meetings, which Mr. Van Voorhis insisted were a waste of money; and

●	Neglect of shareholder liquidity issues for long-standing shareholders holding paper share certificates bearing restrictive legends.

During his tenure as President and CEO of the Company, Mr. Van Voorhis was also Chairman of the Board and a major stockholder, owning approximately 21% of the outstanding shares. As such, Mr. Van Voorhis had a high degree of autonomy to run the Company.

We do not want him back.

It is important to note that our Board had serious concerns with Mr. Van Voorhis, and in early Spring of 2022, the Board approved a succession plan that included not renewing Mr. Van Voorhis as the Company CEO. Despite the Board’s dissatisfaction with his leadership, the plan included an olive branch enabling Mr. Van Voorhis, then one of the Company’s largest shareholders, to remain a Board member and part-time advisor to the new CEO for a two-year term which expires in May 2024.

We hear too much of the Van Voorhis philosophy in the FC rants and podcasts.

Is the Meaningless Special Meeting that FC forced upon the Company on February 26, 2024 an indication of FC’s competence?

We have been asked why there was a special meeting of shareholders on February 26, 2024. This meeting was forced upon the Company by FC. FC thought they could remove and replace the existing Board at that meeting. There was one problem. Nevada law requires a 2/3rds vote of shareholders to remove directors at a special meeting and FC did not have the votes. How was it that FC did not know that? They forced the Company to spend an exorbitant amount of money to convene a special meeting of shareholders that FC knew (after we told them) required a vote that they could not achieve.

No one at FC read the Nevada statute before calling the special meeting?

Is this an indicator of the FC management style going forward?

Management Succession

Let’s clarify “who” the current Management is when it comes to the Company. Lisa Brady is the current CEO of Parks! America – a position she has held for approximately 18 months after an extensive nationwide search and hiring process. Ms. Brady has meaningful direct experience both in operating and management functions at Cedar Fair, a leading owner and operator of regional amusement and water parks, and a New York Stock Exchange listed company. She has capital markets experience, which is critical to the share value issues confronting our shareholders and hampering our ability to grow.

Path Forward

FC continues to promote the agenda of the former CEO as the rationale for removal of the current Management Team. That is illogical. All their operating issues were already identified by the current Board, acted upon by the removal of the former CEO and are being addressed by the current CEO, Lisa Brady and her Management Team.

The answer to the Company’s issues is not to restore Mr. Van Voorhis or his proxies to positions of authority leading the Company. Nor is it to implement a series of reckless initiatives suggested by FC under the guise of “capital allocation.” By their own admission, the individuals at FC have never run an operating business, and their “fund” is so small that the SEC only requires extremely minimal annual disclosures. The FC Team has ZERO experience in park management, and it would appear that their primary “work” involves hosting periodic on-line podcasts with limited viewership as they espouse their latest management and investment philosophies.

Rather than continuing to distract management and burn cash fending off an unwanted hostile control attempt, the Company seeks shareholder support to enable Ms. Brady and the current Management Team to continue the turnaround work they began 18 months ago putting the Company on the path to growth and improved profitability. The team is experienced, committed and capable – adjectives that would never be used to describe the online personas associated with the individuals at FC.

Most importantly, if FC denies they want to bring back Mr. Van Voorhis, who it is that FC intends to have manage the Company? It will not be their frat party board. We all are entitled to know the answer to this question.

Wishful thinking is not a strategy.

Podcasts and Tweets are not a strategy.

We strongly urge all shareholders to reject any proposal brought forth by FC. You are welcome to reach out to us if you have any questions. Thank you for your continued support!

About Parks! America

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional safari parks - the Wild Animal Safari theme park in Pine Mountain, Georgia; the Wild Animal Safari theme park located in Strafford, Missouri; and the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas.

Additional information, including our Annual Report on Form 10-K for the fiscal year ended October 1, 2023, is available at no charge on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward Looking Statements

This news release may contain “forward-looking statements” within the meaning of U.S. securities laws. Forward-looking statements include statements concerning our future plans, business strategy, liquidity, capital expenditures, sources of revenue and other similar statements that are not historical in nature. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this news release and speak only as of the date hereof. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ significantly from those expressed or implied by such forward-looking statements. Readers are advised to consider the factors listed under the heading “Risk Factors” and the other information contained in the Company’s Annual Report on Form 10-K and other reports filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”). We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with any matters to be considered at the upcoming annual meeting of stockholders, scheduled to be held on June 6, 2024 (including any adjournments or postponements thereof, the “Annual Meeting”). In connection with the Company’s special meeting of stockholders held February 26, 2024, the Company filed a definitive proxy statement with the SEC on February 12, 2024 (the “Definitive Proxy Statement”). The Company intends to file a definitive proxy statement and a WHITE proxy card with the SEC in connection with any solicitation of proxies from the Company’s stockholders with respect to the Annual Meeting. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING. The Definitive Proxy Statement contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Stockholders will be able to obtain the definitive proxy statement with respect to the Annual Meeting and the Definitive Proxy Statement with respect to the Special Meeting, including any amendments or supplements to such proxy statements and other documents, if any, filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies would also be available at no charge on the Company’s website at https://animalsafari.com/investor-relations/.

Contact:

Lisa Brady

President and Chief Executive Officer

(706) 663-8744